                                                                   EXHIBIT 99(A)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, Dated        , 19

PROSPECTUS SUPPLEMENT
(To Prospectus, dated    , 19 )

                                      $
                      VIRGINIA ELECTRIC AND POWER COMPANY

                                    QUICS(SM)

                      % QUARTERLY INCOME CAPITAL SECURITIES
               (SERIES   JUNIOR SUBORDINATED DEBENTURES DUE 20 )

                                 ------------

  The   % Quarterly Income Capital Securities (Series      Junior Subordinated
Debentures Due 20 ) (the Capital Securities) are unsecured debt securities of
Virginia Electric and Power Company (the Company), which will mature on    ,
20 . Interest on the Capital Securities is payable quarterly in arrears, on
March 31, June 30, September 30 and December 31 of each year, commencing      ,
19 , except under circumstances described herein during which payment of interest on the Capital Securities may be deferred. The Capital Securities will be redeemable at the option of the Company, in whole or in part, on or after
     , 20 at 100% of the principal amount to be redeemed together with accrued interest to the redemption date. The Capital Securities will be available for purchase in denominations of $25.00 and any integral multiple thereof. Each $25.00 principal amount of Capital Securities is referred to herein as a "Capital
                                                        (continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE S- HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH INTEREST PAYMENTS ON THE CAPITAL SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  Application will be made to list the Capital Securities on the New York Stock Exchange. If approved for listing, trading of the Capital Securities on the New York Stock Exchange is expected to commence within 30 days after the initial delivery of the Capital Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
 IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         Price to    Underwriting    Proceeds to
                                         Public(1) Commissions(2)(3) Company(4)
--------------------------------------------------------------------------------
Per Capital Security...................     $             $              $
--------------------------------------------------------------------------------
Total..................................   $             $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from date of initial issuance.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(3) The Company has agreed to pay to the Underwriters as compensation (the
    Underwriters' Compensation) $   per Capital Security, except for Capital
    Securities sold to certain institutions, for which the Underwriters'
    Compensation will be $   per Capital Security. Therefore, to the extent the
    Capital Securities are sold to such institutions, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified above. See "Underwriting".
(4) Expenses of the offering to be paid by the Company are estimated to be
    $    .

                                 ------------

  The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Capital Securities will be made in book-entry form only through the facilities of The Depository Trust Company on or about
     , 19 , against payment therefor in immediately available funds.

                                 ------------

                                LEHMAN BROTHERS
     , 19
(SM)QUICS is a service mark of Lehman Brothers Inc.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CAPITAL SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              ------------------

(continued from previous page)

Security." The Capital Securities will be represented by a Global Security registered in the name of Cede & Co., as nominee of The Depository Trust Company (DTC), which has agreed to act as securities depositary for the Capital Securities. Except under the circumstances described herein, beneficial interests in Capital Securities will be shown only on records maintained by, transfers of Capital Securities will be effected only through, and payments of principal of and interest on Capital Securities will be made only through, DTC or a successor depositary. See "Description of Capital Securities".

  The obligations of the Company under the Capital Securities are subordinate and junior in right of payment to Senior Indebtedness (as defined in the
accompanying Prospectus) of the Company. As of    , 19 , outstanding Senior
Indebtedness of the Company aggregated approximately $ . . billion. See "Description of Capital Securities--Subordination".

  THE COMPANY HAS THE RIGHT TO DEFER PAYMENT OF INTEREST ON THE CAPITAL SECURITIES AT ANY TIME OR FROM TIME TO TIME FOR A PERIOD NOT EXCEEDING 20 CONSECUTIVE QUARTERS WITH RESPECT TO EACH DEFERRAL PERIOD (EACH, AN EXTENSION PERIOD), PROVIDED THAT NO EXTENSION PERIOD MAY EXTEND BEYOND THE STATED MATURITY (AS DEFINED HEREIN) OF THE CAPITAL SECURITIES. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the Company may elect to begin new Extension Periods subject to the requirements set forth herein. Accordingly, there could be multiple Extension Periods of varying lengths throughout the term of the Capital Securities. During an Extension Period, interest on the Capital Securities will continue to accrue at the rate of % per annum, compounded quarterly (to the extent permitted by applicable law), and holders of the Capital Securities will be required to include interest in their gross income for federal income tax purposes as original issue discount (OID) even though cash payments attributable thereto have not been made. See "Description of Capital Securities--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  The information in this Prospectus Supplement supplements and should be read in conjunction with the information contained in the accompanying Prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

  This summary is qualified by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus Supplement and the accompanying Prospectus.

The Company.............  The Company was incorporated in Virginia in 1909 and has its principal office at One James River Plaza, Richmond, Virginia 23219-3932, telephone (804) 771-3000. The Company is a wholly-owned subsidiary of Dominion Resources, Inc.

                          The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within a 30,000 square mile service area in Virginia and in northeastern North Carolina. It transacts business under the name Virginia Power in Virginia and under the name North Carolina Power in North Carolina. Its Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.

The Trustee.............  The Chase Manhattan Bank (formerly known as Chemical
                          Bank) will act as trustee (the Trustee) under the Indenture pursuant to which the Capital Securities will be issued.

Securities Offered......    % Quarterly Income Capital Securities (Series
                          Junior Subordinated Debentures Due 20 ), $   ,    ,
                              aggregate principal amount. The Capital
                          Securities will mature on    , 20 . The Capital
                          Securities will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "Risk Factors--Ranking of Subordinate Obligations" and "Description of Capital Securities-- Subordination." The Capital Securities will be available for purchase in denominations of $25.00 and integral multiples thereof.

Interest................  Holders of the Capital Securities will be entitled to
                          receive interest at the rate of   % per annum,
                          accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year
                          commencing on    , 19  (each, an Interest Payment
                          Date). See "Description of Capital Securities".

Record Date.............  With respect to each Interest Payment Date, the
                          Business Day immediately preceding such Interest Payment Date.

Right to Defer
Interest................  The Company has the right to defer payment of interest on the Capital Securities by extending the interest payment period on the Capital Securities, from time to time, for up to 20 consecutive quarters. There could be multiple Extension Periods of varying lengths throughout the term of the Capital Securities. During an Extension Period, interest on the Capital Securities will continue to accrue at the
                          rate of   % per annum, compounded quarterly, to the
                          extent permitted by applicable law. During an Extension Period, holders of Capital Securities will be required to include interest in their gross income for federal income tax purposes as original issue discount (OID) even though the cash payments attributable thereto have not been made. See "Description of Capital Securities--

                          Option to Extend Interest Payments Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

Redemption..............  The Capital Securities will not be redeemable prior
                          to    , 20 ; thereafter, the Capital Securities are
                          redeemable at the option of the Company, in whole or
                          in part, at any time on or after    , 20  and prior
                          to maturity upon not less than 30 nor more than 60 days' notice at the redemption prices set forth herein together with accrued interest to the redemption date. See "Description of the Capital Securities--Redemption."

Global Securities.......  The Capital Securities will be represented by a global security (a Global Security) that will be deposited with, or on behalf of, DTC. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined in the Prospectus) in DTC. Capital Securities in certificated form will not be issued in exchange for interests in the Global Security. See "Book-Entry Issuance" in the Prospectus.

                                 RISK FACTORS

  Prospective purchasers of the Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATED OBLIGATIONS

  The obligations of the Company under the Capital Securities are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness
of the Company. At    , 19 , the Senior Indebtedness of the Company aggregated
approximately $   . THE INDENTURE DOES NOT PLACE ANY LIMITATION ON THE AMOUNT
OF SECURED OR UNSECURED SENIOR INDEBTEDNESS THAT MAY BE INCURRED BY THE COMPANY. THE INDENTURE DOES NOT CONTAIN PROVISIONS THAT AFFORD HOLDERS OF CAPITAL SECURITIES PROTECTION IN THE EVENT OF A HIGHLY LEVERAGED TRANSACTION INVOLVING THE COMPANY. ANY SUCH TRANSACTION, HOWEVER, WOULD REQUIRE REGULATORY APPROVAL, AND MANAGEMENT OF THE COMPANY BELIEVES SUCH APPROVAL WOULD BE UNLIKELY FOR A TRANSACTION THAT WOULD RESULT IN THE COMPANY HAVING A HIGHLY LEVERAGED CAPITAL STRUCTURE. See "Description of Capital Securities-- Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  The Company has the right under the Indenture to defer the payment of interest on the Capital Securities at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Capital Securities. The Company will covenant in the Indenture that during any Extension Period, the Company shall not (i) declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Capital Securities (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (c) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Capital Securities. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. See "Description of Capital Securities--General" and "--Option to Extend Interest Payment Period."

  Should the Company defer payment of interest on the Capital Securities, a holder will continue to accrue income (in the form of OID) for federal income tax purposes in respect of its Capital Securities. As a result, a holder of Capital Securities will include such interest income in gross income for federal income tax purposes in advance of the receipt of cash attributable to such interest income, and will not receive the cash related to such income if the holder disposes of the Capital Securities prior to the record date for interest payments with respect to such Extension Period. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "-- Sales or Redemption of Capital Securities."

  The Company has no current intention of exercising its right to defer payments of interest on the Capital Securities. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be adversely affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the Company's right to defer interest payments, the market price of the Capital Securities may be more volatile than the market prices of other similar securities where the issuer does not have a right to defer interest payments.

TRADING CHARACTERISTICS OF CAPITAL SECURITIES

  The Capital Securities are expected to trade as other securities on the equity floor of the New York Stock Exchange. Consequently, purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Capital Securities that is not included in the trading price.

                                USE OF PROCEEDS

  All of the proceeds from the sale of Capital Securities will be applied to redeem or repay, in accordance with their terms, certain securities previously issued by the Company, together with any costs related to the redemption or repayment thereof, or for corporate capital requirements.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

                                       12
                                     MONTHS YEAR ENDED DECEMBER 31,
                                     ENDED  ------------------------
                                       19    19   19   19   19   19
                                     ------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges:

  For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense, capitalized interest, and the interest factor included in rents.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the
Company as of    , 19 , and as adjusted to give effect to the consummation of the offering of the Capital Securities.

                                  (UNAUDITED)
                                  (MILLIONS)

                                                               AS OF
                                                                        PRO
                                                               ACTUAL FORMA*
                                                               ------ -------
Long Term Debt................................................
Company Obligated Mandatorily Redeemable Preferred Securities
 of Subsidiary Trust..........................................
Preferred Stock
  Not Subject to Mandatory Redemption.........................
  Subject to Mandatory Redemption.............................
                                                                ---   ---
    Total Preferred Stock.....................................
Common Stock Equity...........................................
                                                                ---   ---
    Total Capitalization......................................
                                                                ===   ===

--------
*    Reflects the following pro forma adjustments:
 (i) Issuance of Capital Securities.
(ii) The retirement of certain of the Company's outstanding securities with the proceeds of this offering.

                       DESCRIPTION OF CAPITAL SECURITIES

  The following summary of certain terms and provisions of the Capital Securities supplements the description of the terms and provisions of the Capital Securities set forth in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures" to which description reference is hereby made. This summary of certain terms and provisions of the Capital Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

GENERAL

  The Capital Securities are to be issued under an Indenture (the Indenture), between the Company and The Chase Manhattan Bank (formerly known as Chemical
Bank), as trustee (the Trustee). The Capital Securities will be in the
aggregate principal amount equal to $   . The Capital Securities will bear
interest at the annual rate of   % of the principal amount thereof, payable
quarterly in arrears on the last day of March, June, September and December of
each year (each, an Interest Payment Date), commencing    , 19 , to the person
in whose name each Capital Security is registered, subject to certain exceptions, at the close of business on the Business Day immediately preceding the relevant Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Capital Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof at the rate per annum of % thereof, compounded quarterly (to the extent permitted by applicable law) . The term "interest" as used herein shall include quarterly interest payments and interest on quarterly interest payments not paid on the applicable Interest Payment Date, as applicable.

  The Capital Securities will mature on       , 20  (such date, the Stated
Maturity).

  The Capital Securities will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness (as defined below) of the Company. See "--Subordination." The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

  THE INDENTURE DOES NOT CONTAIN PROVISIONS THAT AFFORD HOLDERS OF CAPITAL SECURITIES PROTECTION IN THE EVENT OF A HIGHLY LEVERAGED TRANSACTION INVOLVING THE COMPANY. ANY SUCH TRANSACTION, HOWEVER, WOULD REQUIRE REGULATORY APPROVAL, AND MANAGEMENT OF THE COMPANY BELIEVES SUCH APPROVAL WOULD BE UNLIKELY FOR A TRANSACTION THAT WOULD RESULT IN THE COMPANY HAVING A HIGHLY LEVERAGED CAPITAL STRUCTURE.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Capital Securities. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Capital Securities will be required to include interest in their gross income for federal income tax purposes as original issue discount (OID) even though cash payments attributable thereto have not been made. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  The Company will covenant in the Indenture that during any Extension Period, the Company shall not (i) declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Capital Securities (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (c) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Capital Securities. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Upon the termination of any Extension Period, which termination shall be on an Interest Payment Date, the Company shall pay all deferred interest on the next succeeding Interest Payment Date to the persons in whose name the Capital Securities are registered on the Record Date for such Interest Payment Date; provided that deferred interest payable at Stated Maturity or on any redemption date will be paid to the persons to whom principal is payable. The Company must give the Trustee notice of its election of such Extension Period not less than one Business Day prior to the earlier of (i) the Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date the Company is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such Capital Securities of the record date or the date such interest payments are payable, but in any event not less than one Business Day prior to such record date.

REDEMPTION

  The Capital Securities will be redeemable at the option of the Company, in
whole or in part, at any time on or after    , 20  and prior to maturity, upon
not less than 30 nor more than 60 days' notice, at 100% of the principal amount to be redeemed together with accrued interest to the redemption date. If a partial redemption would result in a delisting of the Capital Securities from any national securities exchange on which the Capital Securities are then listed, the Company may redeem such Capital Securities only in whole.

SUBORDINATION

  In the Indenture, the Company has covenanted and agreed that any Capital Securities issued thereunder will be subordinated and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Indebtedness before the holders of Capital Securities will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Capital Securities; provided, however, that holders of Senior Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

  In the event of the acceleration of the maturity of any Capital Securities, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Capital Securities will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Capital Securities; provided, however, that holders of Senior Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

  No payments on account of principal (or premium, if any) or interest, if any, in respect of the Capital Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  The Indenture places no limitation on the amount of additional Senior
Indebtedness that may be incurred by the Company. As of    , 19 , Senior
Indebtedness of the Company aggregated approximately $   , and the Company's
consolidated subsidiaries had indebtedness and other liabilities of
approximately $    to which the Capital Securities would be effectively
subordinated.

DEFEASANCE AND DISCHARGE

  The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of the Capital Securities (except for certain obligations to register the transfer or exchange of Capital Securities, replace stolen, lost or mutilated Capital Securities, maintain paying agencies and hold moneys for payment in trust) or
(b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust with the Trustee, cash or U.S. Government Obligations or Agency Obligations (each, as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide funds in an amount sufficient to pay all the principal of, and interest and premium, if any, on, the Capital Securities on the dates such payments are due in accordance with the terms of such Capital Securities. To exercise such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Capital Securities to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a), such opinion shall be accompanied by either (x) a private letter ruling to that effect received by the Company from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service, or (y) a statement to the effect that a change or changes to applicable federal income tax law since the date of the Indenture warrant such opinion of counsel.

DENOMINATIONS

  The Capital Securities will be issuable only in registered form without coupons in denominations of $25 and integral multiples thereof.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities. The statements of law and legal conclusions set forth in this summary regarding the tax consequences to the beneficial owners of Capital Securities (the Holders) represent the opinion of Hunton & Williams, counsel to the Company. This summary does not address all tax consequences that may be applicable to a Holder, nor does it address the tax consequences to (i) persons that may be subject to special treatment under federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (ii) persons that will hold Capital Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iii) except with respect to the discussion under the caption "United States Alien Holders," persons whose functional currency is not the United States dollar or
(iv) persons that do not hold Capital Securities as capital assets.

  This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting Holders.

  The authorities on which this summary is based (including authorities distinguishing debt from equity) are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the Capital Securities may differ from the treatment described below. No ruling has been received from the IRS regarding the tax consequences of the Capital Securities. Counsel's opinion regarding such tax consequences represents only counsel's best legal judgment based on current authorities and is not binding on the IRS or the courts.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  The Capital Securities are debt instruments for federal income tax purposes. Under recently issued Treasury Regulations (the Regulations), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount
(OID). The Company believes that the likelihood of its exercising its option to defer payments of interest on the Capital Securities is remote. Consequently, the Capital Securities should not be considered to be issued with OID at the time of their original issuance, and a Holder should include in gross income interest on Capital Securities in accordance with such Holder's method of tax accounting.

  Under the Regulations, if the Company should actually exercise its option to defer any payment of interest, the Capital Securities would at that time be treated as issued with OID, and all stated interest on the Capital Securities would thereafter be treated as OID so long as the Capital Securities remained outstanding. In such event, all of a Holder's taxable interest income with respect to Capital Securities would be accounted for as OID on an economic accrual basis regardless of the Holder's method of tax accounting, and actual payments of stated interest would not be reported as taxable income. Consequently, a Holder would be required to include in gross income OID even though the Company would not make any cash payments during an Extension Period.

  The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

SALES OR REDEMPTION OF CAPITAL SECURITIES

  Upon a sale (including redemption) of a Capital Security, a Holder will recognize gain or loss equal to the difference between its adjusted tax basis in such Capital Security and the amount realized on the sale (excluding any amount attributable to any accrued interest not previously included in income, which will be taxable as ordinary income). Provided that the Company does not exercise its option to defer payment of interest on the Capital Securities, and the Capital Securities are not considered to be issued with OID, a Holder's adjusted tax basis in a Capital Security generally will be the Holder's purchase price, increased by any market discount included in income and reduced by any amortized Section 171 premium for such Capital Security (see Market Discount and Amortizable Premium below). If the Capital Securities are deemed to be issued with OID as a result of the Company's deferral of any interest payment, a Holder's tax basis in a Capital Security will be increased by OID previously includable in such Holder's gross income to the date of disposition and decreased by payments received on the Capital Security since and including the commencement date of the first Extension Period. Such gain or loss, except to the extent of any accrued market discount, generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Capital Security has been held for more than one year.

  Should the Company exercise its option to defer any payment of interest, the Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest. As a result, and because a Holder would be required to include in income accrued but unpaid interest on Capital Securities and to add such amount to its adjusted tax basis, such Holder might recognize a capital loss on a sale of Capital Securities during an Extension Period. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.

MARKET DISCOUNT

  A secondary market purchaser of a Capital Security at a discount from the adjusted issue price (that is, the principal amount plus any accrued but unpaid OID of the Capital Security) acquires such Capital Security with "market discount." However, market discount will be considered to be zero if such market discount is minimal, i.e., less than the product of (A) 0.25% of the adjusted issue price of such Capital Security multiplied by (B) the number of complete years to maturity of the Capital Security after the date of purchase. The purchaser of a Capital Security with more than a minimal amount of market discount generally will be required to treat any gain on the sale, redemption or other disposition of all or part of the Capital Security as ordinary income to the extent of accrued (but not previously taxable) market discount. Market discount generally will accrue ratably during the period from the date of purchase to the maturity date of the Capital Security, unless the Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

  A Holder who has acquired a Capital Security at a market discount generally will be required to defer any interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Capital Security, to the extent such deductions exceed interest and OID income on the Capital Security. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount is recognized. As an alternative to the inclusion of market discount in income upon disposition of a Capital Security, a Holder may make an election to include market discount in income as it accrues on all market discount instruments acquired by the Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

AMORTIZABLE PREMIUM

  A secondary market purchaser of a Capital Security at a premium over the stated principal amount of the Capital Security (plus accrued interest) generally may elect to amortize such premium (Section 171 premium) from the purchase date to the maturity date, under a constant yield method that reflects quarterly compounding. Amortized Section 171 premium generally will be treated as an offset to interest income on a Capital Security and not as a separate deduction. If a Capital Security is deemed to be issued with OID and is acquired at a premium over its adjusted issue price, the premium will not be
Section 171 premium but will be amortized as a reduction in the amount of OID includable in the Holder's income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  The amount of interest paid and any OID accrued on the Capital Securities to Holders (other than corporations and other exempt Holders) will be reported to the IRS. Such income is to be reported to non-exempt Holders by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments of interest and payments of disposition (including redemption) proceeds to a non-exempt Holder unless the Holder furnishes to the payor its taxpayer identification number, certifies that such number is correct, and meets certain other conditions. Any amounts withheld from a Holder under the backup withholding rules will be allowable as a refund or a credit against such Holder's United States federal income tax liability.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a United States Alien Holder is any corporation, individual, partnership, estate or trust that for United States federal income tax purposes is a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust. This discussion assumes that income with respect to the Capital Securities is not effectively connected with a trade or business in the United States in which the United States Alien Holder is engaged.

  Under current United States federal income tax law:

    (i) payments by the Company or any of its paying agents to any holder of Capital Securities that is a United States Alien Holder generally will not be subject to withholding or other United States federal income tax, provided that, in the case of payments with respect to interest (including
  OID), (a) the beneficial owner of the Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Capital Securities is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Capital Securities certifies to the payor, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a Financial Institution) and holds the Capital Securities in such capacity certifies under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the payor with a copy thereof; and

    (ii) a United States Alien Holder of Capital Securities generally will not be subject to withholding or other United States federal income tax on any gain realized upon the sale or other disposition of Capital Securities.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to the Underwriters named below, and such Underwriters, for whom Lehman Brothers Inc. is acting as representative (the Representative), has agreed to purchase from the Company the principal amount of Capital Securities set forth opposite its name below:

      UNDERWRITER                                               PRINCIPAL AMOUNT
      -----------                                               ----------------
      Lehman Brothers Inc......................................
                                                                      ---
        Total..................................................
                                                                      ===

  Under the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Capital Securities offered hereby, if any are taken.

  The Underwriters propose to offer the Capital Securities in part directly to the public initially at the price to public set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such
price less a concession of $     per Capital Security. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed $     per
Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

  The Company has agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Capital Securities, as communicated to the Company by the Representative, and (ii) 30 days following the Closing Date, they will not offer, sell, contract to sell or otherwise dispose of any additional securities of the Company substantially similar to the Capital Securities or any securities convertible into or exchangeable for or that represent the right to receive any such similar securities, without the consent of the Representative.

  Prior to this offering, there has been no public market for the Capital Securities. In order to meet one of the requirements for listing the Capital Securities on the New York Stock Exchange (the NYSE), the Underwriters will undertake to sell lots of 100 or more Capital Securities to a minimum of 400 beneficial holders. Trading of the Capital Securities on the NYSE is expected to commence within 30 days after the initial delivery of the Capital Securities. The Representative has advised the Company that it intends to make a market in the Capital Securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or the existence of the trading market for the Capital Securities.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Representative or its affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which the Representative or its affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

  Certain United States federal income taxation matters will be passed upon for the Company by Hunton & Williams.

                                    EXPERTS

  The consolidated financial statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 19 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUP-PLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND THE ACCOMPA-NYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPA-NYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS AND THE AC-COMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION.

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                             PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----
Prospectus Supplement Summary.............................................. S-
Risk Factors............................................................... S-
Use of Proceeds............................................................ S-
Ratio of Earnings to Fixed Charges......................................... S-
Capitalization............................................................. S-
Description of Capital Securities.......................................... S-
Certain Federal Income Tax Consequences.................................... S-
Underwriting............................................................... S-
Legal Matters.............................................................. S-
Experts.................................................................... S-

                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Description of Junior Subordinated Debentures..............................   3
Book-Entry Issuance........................................................   8
Plan of Distribution.......................................................   9
Validity of Securities.....................................................  10
Experts....................................................................  10

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                                     $

                               VIRGINIA ELECTRIC
                                      AND
                                 POWER COMPANY

                                   QUICS (SM)
                               % QUARTERLY INCOME
                              CAPITAL SECURITIES
                        (SERIES    JUNIOR SUBORDINATED
                              DEBENTURES DUE 20 )

                              ------------------

                             PROSPECTUS SUPPLEMENT
                                      , 19

                              ------------------



                                LEHMAN BROTHERS

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